Exhibit (h)(5)

AGREEMENT
TO WAIVE FEES AND REIMBURSE EXPENSES

THIS AGREEMENT is made as of this 30th day of April, 2007, between Monetta Trust, a Massachusetts business trust (the “Trust”) and Monetta Financial Services, Inc., a Delaware corporation (the “Adviser”).

RECITALS:

WHEREAS, the Trust is a registered open-end management investment company with five authorized series (Monetta Balanced Fund, Monetta Government Money Market Fund, Monetta Intermediate Bond Fund, Monetta Mid-Cap Equity Fund, and Monetta Young Investor Fund); and

WHEREAS, the Monetta Government Money Market Fund (the “Fund”) is a money market fund which seeks to maximize current income for its shareholders and in which other funds in the Monetta Family of Funds may invest in an attempt to generate income from the liquid cash they may have on-hand at any given time; and

WHEREAS, the Adviser serves as the investment adviser for each series of the Trust, including the Fund;  and

WHEREAS, both the Trust and the Adviser agree it is important that the actual expenses of the Fund not exceed 0.50% of the Fund’s net assets on an annual basis.

NOW, THEREFORE, the parties hereby agree as follows:

1.

Expense Caps.  The Adviser agrees to waive management fees, pay the distribution fees, and reimburse the expenses of the Fund to the extent it is necessary to ensure that the actual expense incurred by the Fund, after recognizing the benefits of custody or other credits, fee waivers, and expense reimbursements, not exceed 0.50% of the Fund’s average daily net assets annually.

2.

Duration of the Agreement.  This Agreement shall be effective for an initial period beginning on the date above stated and ending on December 31, 2008.  This Agreement shall automatically renew for additional one year periods if not terminated, in writing, by either party before January 1st of any subsequent year.

[Signature page immediately follows]

IN WITNESS WHEREOF, the parties have duly executed and sealed this Agreement, all as of the date first written above.

MONETTA TRUST

MONETTA FINANCIAL SERVICES, INC.
a Massachusetts business trust

a Delaware corporation

By:  /s/ Lynn H. Waterloo

By:  /s/ Robert S. Bacarella
Name: Lynn H. Waterloo

Name: Robert S. Bacarella
Its: Chief Financial Officer

Its: President

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